EXHIBIT 99.1

CARBO Ceramics Inc. Announces Record Quarterly Earnings; Ground-Breaking On China Plant

         Conference Call Scheduled for Today, 9:00 a.m. Central Time

    IRVING, Texas, Oct. 11 -- CARBO Ceramics Inc., a
manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $8.3 million or
$0.55 per share (on a diluted basis), on revenues of $36.6 million, for the quarter ended September 30, 2001.  Both revenue and net income were the highest realized for any quarter in the company's history.  For the nine months ended September 30, 2001, the company reported net income of
$22.1 million or $1.47 per diluted share, on revenues of $106.1 million.  Net income for the quarter increased 90 percent versus the third quarter of 2000 while net income for the nine months ended September 30, 2001 increased
107 percent from the same period a year earlier.
    Third quarter revenues rose 45 percent from the same period a year earlier due to a 32 percent increase in sales volume and a 10 percent increase in the average selling price.  The improvement in average selling price was attributable to a price increase that went into effect in January of this year and an increase in the demand for the company's premium-priced, high-strength products.  Operating margins continued to improve due primarily to higher throughput rates at the company's manufacturing facilities.  Selling, general and administrative expenses increased compared to the third quarter a year earlier due to an increase in expenses that vary directly with sales volume and higher legal and consulting fees.
    For the nine months ended September 30, 2001, revenues increased
53 percent compared to the same period a year earlier due to a 36 percent increase in sales volume and a 13 percent improvement in the average selling price.  The increase in sales volume and improved operating efficiencies at the company's plants resulted in an improvement in operating margins to
32% for the nine months ended September 30, 2001.  While selling, general and administrative expenses increased by $2.0 million from the same period a year earlier, expenses as a percentage of revenues declined from 14 percent to
11 percent.
    The company also announced that construction of its new manufacturing facility in Louyang, China commenced with a ground-breaking ceremony on
September 14, 2001.  The plant will have annual capacity of approximately
40 million pounds and is expected to be operational by the end of 2002.
    Commenting on the quarter's results and the outlook for the remainder of the year, C. Mark Pearson, President and Chief Executive Officer of CARBO
Ceramics, said, "We are extremely pleased with the results for the third quarter.  Each of our plants operated at full capacity and combined to produce record volumes to meet the continued strong demand for our products.  Based on the typical seasonal slowdown and the recent decline in gas prices and drilling activity, we may see a modest decline in sales volume for the fourth quarter of this year.  However, we believe that our biggest challenge for the future is adding capacity to meet growing demand and we will continue to expand our manufacturing capabilities worldwide."
    As previously announced, a conference call to discuss the company's third quarter results has been scheduled for Thursday October 11, at 9:00 a.m.
central time.  The call can be accessed live or on a delayed basis via the company's Web site, http://www.carboceramics.com.
    CARBO Ceramics Inc. is based in Irving, Texas.

    This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

                                Three Months Ended         Nine Months Ended
                                   September 30              September 30
                                 2001        2000          2001        2000
                                     (In thousands except per share data)

    Revenues                   $ 36,627    $25,269       $106,105   $ 69,368
    Operating expenses:
      Cost of goods sold         20,190     14,967         61,182     43,239
      Selling, general
       & administrative           4,047      3,498         11,359      9,392
      Plant start-up costs           15        ---             15         27
        Total operating
         expenses                24,252     18,465         72,556     52,658
    Operating income             12,375      6,804         33,549     16,710
    Net interest income             235         91            722         97
    Other income (expense)           48          7             70          1
    Income before income taxes   12,658      6,902         34,341     16,808
    Income taxes                  4,403      2,547         12,261      6,166
    Net income                   $8,255     $4,355        $22,080    $10,642

    Earnings per share:
      Basic                       $0.55      $0.30          $1.48      $0.73
      Diluted                     $0.55      $0.29          $1.47      $0.72

    Average shares outstanding:
      Basic                      14,933     14,690         14,884     14,641
      Diluted                    15,044     14,895         15,033     14,814

     Selected Balance Sheet Information

                                       September 30, 2001     Dec. 31, 2000
                                                    (in thousands)

    Total current assets                     $77,350             $47,415
    Net property, plant and equipment         80,500              78,007
    Total assets                             157,850             125,422
    Total current liabilities                 15,943               9,415
    Deferred income taxes                     11,526               9,867
    Shareholders' equity                     130,381             106,140
    Total liabilities and
     shareholders' equity                  $ 157,850           $ 125,422